                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Potlatch Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Potlatch Corporation and consolidated subsidiaries of our report dated January 25, 1995, appearing in the Annual Report on Form 10-K of Potlatch Corporation and consolidated subsidiaries for the year end December 31, 1994 and to the references to our firm under the headings "Selected Historical Financial Information" and "Experts" in the prospectus. Our report refers to changes made in 1993 to the Company's method of accounting for income taxes, postretirement benefits other than pensions and postemployment benefits.

KPMG PEAT MARWICK LLP
Portland, Oregon
December 7, 1995

                                      II-4